UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2008

U.S. Dry Cleaning Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-23305	77-0357037
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4040 MacArthur Blvd., Suite 305 Newport Beach, CA 92660		92262
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (949) 863-9669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR240.13e-4(c))

CURRENT REPORT ON FORM 8-K

U.S. DRY CLEANING CORPORATION

May 30, 2008

Item 1.01.	Entry into a Material Definitive Agreement.

On May 30, 2008, U.S. Dry Cleaning Corporation (“Parent”) and USDC-Tennessee, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Prestige Cleaners, Inc. (the “Company”) and C. Edward Mannis, the sole stockholder of the Company (“Stockholder”).

The Company engages in a retail dry cleaning and laundry business in the State of Tennessee.  The Company is one of the largest independently owned dry cleaners in the United States and has been in business since l985.  It operates 8 stores in Knoxville, Tennessee, one store in Oak Ridge, Tennessee, and a state-of-the-art 14,000 square foot processing plant.  The Company has over l60 employees.

The Merger Agreement provides for Parent’s acquisition of the Company by way of merger of the Company with and into Merger Sub, whereby the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving corporation and a wholly-owned subsidiary of Parent.  Parent and Merger Sub have made representations, warranties and covenants in the Merger Agreement customary for a transaction of this type.  The Merger Agreement, subject to the terms and conditions contained therein, provides for the closing of the merger to occur no later than June 30, 2008.

Pursuant to the Merger Agreement, in consideration for the merger, Stockholder will receive at the closing:  (i) shares of Parent common stock (the “Merger Shares”) in an amount equal to $2,850,000, divided by the average of the daily closing sales prices for Parent common stock for each of the five consecutive trading days ending on the trading day immediately prior to the closing date; (ii) $3,550,000 in cash, less the good faith deposit paid by Parent (the “Cash Amount”); and (iii) an 8% secured convertible promissory note issued by Merger Sub in the principal amount of $700,000 (the “Convertible Note”).  The Cash Amount is subject to an increase or decrease based on the Company’s working capital and debt at the time of closing.

Under certain circumstances, the Convertible Note may be converted into shares of common stock of the Company.  The Convertible Note will be secured by a lien over all of the assets of Merger Sub, pursuant to a Security Agreement to be entered into by Merger Sub and Stockholder.

On the closing date, Parent and Stockholder will enter into a Registration Rights Agreement with respect to the Merger Shares to be received by Stockholder under the Merger Agreement.

As part of the merger, Merger Sub will lend the principal amount of $250,000 to Stockholder, evidenced by a Non-Recourse Promissory Note and Pledge (the “Stockholder Note”).  In support of his payment obligations, Stockholder will pledge the Merger Shares that he receives under the Merger Agreement.  Merger Sub will have no recourse for the payment of the Stockholder Note against Stockholder or his assets, other than the pledged Merger Shares.

Merger Sub, as the surviving corporation, will enter into employment agreements on the closing date with Stockholder and certain other key personnel of the Company.   Merger Sub, as the surviving corporation, will also enter into a five-year Non-Competition and Non-Disclosure Agreement with Stockholder on the closing date.  Subject to the terms and conditions of the Non-Competition and Non-Disclosure Agreement, Stockholder will not: (i) divulge or disclose any confidential or proprietary information of the Company or relating to the acquired business of whatever nature; (ii) solicit, seek to hire, employ or retain any person employed or retained by the Parent or Merger Sub, or otherwise materially and adversely interfere with the relationship between the Parent or Merger Sub and any such person; or (iii) invest, carry on, engage or become involved, in any competing business enterprise which derives any material amount of revenues from the operation of a dry cleaning and/or laundry business.

The foregoing summary description of the Merger Agreement is qualified by reference to the full text thereof, a copy of which is filed herewith as Exhibit 2.1, incorporated herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.            Description

2.1	Agreement and Plan of Merger, dated as of May 30, 2008, by and among U.S. Dry Cleaning Corporation, USDC-Tennessee, Inc., Prestige Cleaners, Inc. and C. Edward Mannis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. DRY CLEANING CORPORATION

Date: May 30, 2008	By:	/s/ Robert Y. Lee
Robert Y. Lee
Chief Executive Officer